                                  FORM 18-K/A


           For Foreign Governments and Political Subdivisions Thereof

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                Amendment No. 1

                                     to the


                                ANNUAL REPORT OF

                               THE STATE OF ISRAEL

                              (Name of Registrant)

                             -----------------------



               Date of end of last fiscal year: December 31, 2002



                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)


                          AMOUNTS AS TO                     NAMES OF
                       WHICH REGISTRATION                 EXCHANGES ON
TITLE OF ISSUE            IS EFFECTIVE                  WHICH REGISTERED
--------------            ------------                  ----------------
  N/A                          N/A                             N/A


            Name and address of person authorized to receive notices and communications from the Securities and Exchange Commission


                                  HARRY LANGMAN
                         CONSUL AND CHIEF FISCAL OFFICER
                           FOR THE WESTERN HEMISPHERE
                               MINISTRY OF FINANCE
                             OF THE STATE OF ISRAEL
                                800 SECOND AVENUE
                                   17TH FLOOR
                            NEW YORK, NEW YORK 10017

      * THE REGISTRANT IS FILING THIS ANNUAL REPORT ON A VOLUNTARY BASIS.

                           THE STATE OF ISRAEL

      THE SOLE PURPOSE OF THIS AMENDMENT NO. 1 TO THE ANNUAL REPORT ON FORM 18-K (THIS "AMENDMENT") IS TO UPDATE CERTAIN INFORMATION WHICH WAS FILED AS PART OF EXHIBIT D TO THE ANNUAL REPORT ON FORM 18-K, FILED ON JUNE 30, 2003.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at New York, New York, on the 9th day of July, 2003.


                                      STATE OF ISRAEL

                                      By: /s/ Harry Langman
                                          --------------------
                                          Harry Langman
                                          Consul and Chief Fiscal Officer for
                                          the Western Hemisphere Ministry of
                                          Finance

                                      By: /s/ Yaron Neudorfer
                                          --------------------
                                          Yaron Neudorfer
                                          Deputy Chief Fiscal Officer for the
                                          Western Hemisphere Ministry of Finance

                                  EXHIBIT INDEX

EXHIBIT NO.                                                                                               PAGE NO.
-----------                                                                                               --------
A:  None

B:  None

C1: Copy of the State Budget Proposal for Fiscal Year 2003 (in Hebrew).*

C2  Copy of the Law to Improve Israel's Economy (Amendment to Legislation to
    Achieve the Targets of the Budget and Economic Policy for Fiscal Years
    2003 and 2004) of 2003 (in Hebrew)*

D:  Current Description of the State of Israel                                                               D-1



---------------------
* Previously filed by paper filing under cover of Form SE.